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                                                                  Exhibit (d)(6)

                          EXPENSE LIMITATION AGREEMENT
                          INSTITUTIONAL INVESTOR SHARES

         THIS AGREEMENT is effective as of the ___ day of February, 2006, between U.S. Bancorp Asset Management, Inc., as investment advisor (the "Advisor"), and First American Funds, Inc. ("FAF").

         WHEREAS, FAF is comprised of multiple investment portfolios (each a "Fund" and, collectively, the "Funds"), each of which offers one or more classes of shares; and

         WHEREAS, the Advisor entered into an Expense Limitation Agreement, effective July 1, 2005, contractually limiting fees and reimbursing expenses for the Funds within FAF through October 31, 2006; and

         WHEREAS, the Board of Directors of FAF has approved the offering of an additional class of shares for each Fund, such class of shares to be designated Institutional Investor shares; and

         WHEREAS, the Advisor wished to contractually limit fees and reimburse expenses for Institutional Investor shares through October 31, 2006; and

         WHEREAS, it is in the interests of both the Advisor and the holders of the Institutional Investor shares of the Funds to limit Institutional Investor share expenses as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree that the Advisor will limit its fees and/or reimburse Fund expenses to the extent necessary to limit the annual operating expenses of the Institutional Investor shares of each Fund to 0.30% of the respective Fund's average daily net assets attributable to Institutional Investor shares. The Advisor agrees to continue the foregoing expense limit through October 31, 2006. Thereafter, such expense limit may be changed upon prior notice to FAF's Board of Directors.

         IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

U.S. BANCORP ASSET MANAGEMENT, INC.          FIRST AMERICAN FUNDS, INC.



By:                                          By:
     ---------------------------                --------------------------------
Name:    Thomas S. Schreier, Jr.                Name:  Charles D. Gariboldi, Jr.
Title:   Chief Executive Officer                Title:  Treasurer